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Exhibit 99.1

SimpleTech Announces Stock
Repurchase Program

    September 27, 2001—Santa Ana, Calif.—SimpleTech, Inc. (Nasdaq:STEC), a technology solutions provider offering products based on DRAM, SRAM and flash memory technologies, today announced that its board of directors has authorized the company to repurchase up to one million eight hundred thousand shares of SimpleTech common stock over the next 18 months. The shares may be purchased from time to time, at prevailing market prices, through open market or unsolicited negotiated transactions, depending on market conditions and other considerations, until March 31, 2003. There is no guarantee as to the exact number of shares that will be repurchased by SimpleTech, and SimpleTech may discontinue purchases at any time that management determines that additional purchases are not warranted. Repurchased shares would be returned to the status of authorized but unissued shares of common stock. As of September 25, 2001, SimpleTech had approximately 38 million common shares outstanding.

    "Our third quarter performance should meet analysts' expectations and I have total confidence in our market-leading position," said Manouch Moshayedi, SimpleTech's chief executive officer. "This action to authorize the repurchase of shares reflects management's belief in the value of the company and our prospects for the future. Our strong balance sheet and cash position provide us the flexibility to undertake the repurchase program. We believe that this stock repurchase program is in the best interest of our shareholders."

About SimpleTech

    SimpleTech, Inc., a leader in the design, manufacturing and marketing of custom and standard DRAM, SRAM and flash memory solutions, is headquartered in Santa Ana, California.

    This release may contain forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results predicted. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under "Risk Factors" in filings with the Securities and Exchange Commission made from time to time by SimpleTech, including its quarterly reports on Form 10-Q and its Annual Report on Form 10-K. Other factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include the risks associated with business and economic conditions and growth in the memory and storage industry, global economic conditions, variations in customer demand for products and services, the timing of orders and manufacturing lead times, changes in customer order patterns, fluctuations in the cost of raw materials, and customer and supplier relationships. SimpleTech undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

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Exhibit 99.1
SimpleTech Announces Stock Repurchase Program